Exhibit 99.6

上海市浦东新区花园石桥路 33 号 2409 室（200120）

Room 2409, No. 33 Huayuan Shiqiao Road, Pudong New Area, Shanghai, 200120 P.R. China

电话/Tel：+86 21 6093 1600   传真/Fax：+86 21 6093 1601

Date: August 31, 2026

To:

Zhibao Technology Inc.

Floor 3, Building 6, Wuxing Road, Lane 727

Pudong New Area, Shanghai 201204

People’s Republic of China

Re: Zhibao Technology Inc. -PRC Legal Opinion

We are lawyers qualified to practice in the People’s Republic of China (the “PRC” or “China”, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan). We have acted as PRC legal counsel to Zhibao Technology Inc., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”). We have been requested by the Company to render an opinion in connection with the offering and resale by the investors listed in the table under “Selling Shareholders” of Registration Statement (as defined below, collectively, the “Selling Shareholders”) of up to 414,275,709 Class A ordinary shares(including 18,597,557 Management Resale Registrable Securities and 395,678,152 Class A ordinary shares under PIPE units) and up to 395,678,152 Class A Ordinary Shares issuable upon exercise of the outstanding warrants under PIPE units issued by the Company to the Selling Shareholders (the “Offering”, each PIPE unit consists of one Class A ordinary share, par value US$0.0001 per share, of Zhibao Technology Inc. (each, a “PIPE Class A Ordinary Share”) and one warrant (each, a “Warrant”) to purchase one Class A ordinary share of the Company (each a “Warrant Share” and together with the PIPE Class A Ordinary Shares, the “Resale Shares” or “PIPE Unit”)), subject to the securities purchase agreement entered into by and between the Selling Shareholders and the Company dated as of July 31, 2026 the amendment dated as of August 17, 2026 (collectively, the “PIPE SPA”) in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended.

We have been requested by the Company to render this opinion (the “Opinion”) on all of the following entities listed in Appendix A (collectively referred to herein as the “PRC Companies”) for the purposes of the Offering.

Jinghe Legal Opinion

A. Documents and Assumptions

For the purpose of rendering this legal opinion (the “Opinion”), we have examined the Registration Statement, the originals or copies of documents provided to us by the Company, including, without limitation, the documents obtained from the applicable Administration for Market Regulation (the “AMR”) or PRC National Enterprise Credit Information Publicity System (“Company Registry”) and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”).

Without prejudice to the foregoing, we have also made due inquiries as to other facts and questions of law as we have deemed necessary in order to render this Opinion.

The material from AMR or Company Registry does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, the information from AMR is unlikely to reveal any information as to any such procedure initiated by the Company in any other jurisdiction.

For the purpose of this Opinion, we have assumed:

(1)	the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of the Documents;

(2)	that such of the documents as contain resolutions of directors and members, respectively, or extracts of minutes of meetings of the directors and meetings of the members, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of members, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(3)	the accuracy and completeness of all factual representations (if any) made in the Documents other than legal matters that we expressly opine on herein;

(4)	the PIPE SPA is legal, valid, binding and enforceable in accordance with its governing laws in any and all respects;

(5)	that all consents, licenses, permits, approvals, waivers, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the PIPE SPA related to the issuance and resale of the PIPE Units have been obtained or made;

(6)	the Documents presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

Jinghe Legal Opinion

(7)	that insofar as any obligation under the Documents is to be performed in any jurisdiction outside the PRC, such performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(8)	that the information disclosed in the materials from the Company Registry is accurate and complete as of the date of this Opinion and the information from the Company Registry search did not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted;

(9)	that each of the parties other than the PRC Companies as defined below is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

(10)	that all Governmental Authorizations, as defined below, and other official statements or documentation are obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes;

(11)	that there has been no change in the information contained in the latest records of the Company Registry up to the issuance of this Opinion; and

(12)	that all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

If any evidence comes to light that would indicate any of the Documents or materials referred to above contain any legal deficiency, inaccuracy or other such defect, or if any of the assumptions upon which this Opinion is based prove to be incorrect as of the date hereof, we reserve the right to revise any relevant expression or conclusion contained in this Opinion and/or issue a supplementary legal opinion, interpretation or revision to this Opinion according to further certified facts.

We have made no investigation on and expressed no opinion in relation to the laws of any country or territory other than the PRC. This Opinion is limited to and is given on the basis of the current PRC Laws and is to be construed in accordance with, and is governed by, the PRC Laws.

B. Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

As used herein,

(1)	“Company” means Zhibao Technology Inc.;

(2)	“PRC Companies” means Zhibao Technology Co., Ltd.(“Zhibao China” or “WFOE”), Shanghai Anyi Network Technology Co., Ltd.(“Shanghai Anyi”), Sunshine Insurance Brokers (Shanghai) Co., Ltd.(“Sunshine Insurance Brokers”), Shanghai Zhibao Health Management Co., Ltd.(“Zhibao Health”), Shanghai Zhizhongbao Enterprise Management Co., Ltd.(“Zhizhongbao”), Shanghai Zhibao Yingshi Health Technology Co., Ltd.( “Zhibao Yingshi”), and Zhonglian Jinan Insurance Brokers Co., Ltd. ( “Zhonglian”);

Jinghe Legal Opinion

(3)	“CSRC” means the China Securities Regulatory Commission;

(4)	“CBRIC” means the China Banking and Insurance Regulatory Commission, which was replaced by the National Financial Regulatory Administration on May 18, 2023.

(5)	“NFRA” means the National Financial Regulatory Administration.

(6)	“Circular 37” means Circular on the Management of Offshore Investment and Financing and Round Trip Investment By Domestic Residents through Special Purpose Vehicles promulgated on July 4, 2014;

(7)	“Circular 37 Registration” means the initial foreign exchange registration with the relevant governmental authority in respect of their respective overseas investments in the special purpose vehicles for the PRC residences who are required to make the foreign exchange registration under the Circular 37;

(8)	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(9)	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(10)	“Intellectual Property Rights” means, trademarks, trade names, patents, copyrights, domain names, licenses, trade secrets, inventions, technology, know-how, proprietary rights and other intellectual property and similar rights, including registrations and applications for registration thereof owned by the PRC Companies;

(11)	“PRC” or “China” means the People’s Republic of China, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

(12)	“Material Adverse Effect” means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Company and its PRC Companies, taken as a whole or on the ability of the Company to consummate the transaction;

Jinghe Legal Opinion

(13)	“PRC Laws” mean all laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC in effect on the date of this Opinion;

(14)	“Registration Statement” means the Company’s Registration Statement on Form F-1 under the United States Securities Act of 1933, as amended, filed with the SEC, including all amendments or supplements in connection with the Offering;

(15)	“Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies with five interpretative guidelines promulgated by the CSRC on February 17, 2023, effective on March 31, 2023; and

(16)	“CSRC Trial Measures Notice” means the Notice on Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies issued by the CSRC on February 17, 2023.

(17)	“No. 42 Document” means the Notice on Further Preventing and Disposing of Risks Related to Virtual Currencies and Other Relevant Matters (Yin Fa [2026] No. 42) issued by the People’s Bank of China, jointly with seven other governmental departments including the NFRA and the CSRC on February 6, 2026.

C. Opinion

Based upon and subject to the foregoing descriptions, assumptions and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

(1)	Incorporation of PRC Companies. Based on our understanding of the current PRC Laws, each of the PRC Companies has been duly incorporated and is validly existing with legal person status and limited liability under the PRC Laws and its business license and articles of association are in full force and effect under, and in compliance with, the PRC Laws.

(2)	Capitalization. The equity interests in each of the PRC Companies are legally and validly owned by their respective shareholders. To the best of our knowledge after due inquiry, the equity interests of the PRC Companies are free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims. To our best knowledge after due inquiry, as of the date hereof, the registered capital of each of the PRC Companies has been paid in accordance with its respective articles of association.

(3)	Compliance with Articles of Association. To our best knowledge after due inquiry, as of the date hereof, the articles of association of each of the PRC Companies in all material aspects comply with the requirements of applicable laws of the PRC and are in full force and effect.

(4)	Corporate Structure. Based on our understanding and consultation with CBRIC, upon completion of the Offering, if any shareholder of the PRC subsidiaries engaged in insurance brokerage business whose beneficial owner is not a PRC citizen holds more than 25% of its total shares, such shareholder is required to be an overseas insurance brokerage company with actual business experience and in compliance with the relevant provisions of the CBIRC/ NFRA. If the corporate structure of the PRC subsidiaries engaged in insurance brokerage business is deemed not in compliance with the relevant requirements of the CBIRC/ NFRA, the PRC Subsidiaries may be required to obtain approvals to carry out business in the PRC, or may be required to relinquish relevant licenses pertaining to restricted businesses. Apart from this, based on our understanding of the current PRC Laws, the ownership structure of the PRC Companies and their respective PRC subsidiaries as described in ’‘Corporate History and Structure’’ of the Registration Statement, both currently and immediately after giving effect to the Offering, will not result in any violation of applicable PRC Laws currently in effect in any material aspects.

Jinghe Legal Opinion

(5)	Business and License. The PRC Companies have sufficient corporate right, power and authority for them to own, use, and license their assets and conduct their business in the manner described in their respective business licenses and in the Registration Statement. To the best of our knowledge after due inquiry: (i) none of the PRC Companies has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of any of the PRC Companies, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Companies; (ii) the business presently engaged by the PRC Companies as described in the Registration Statement is not subject to foreign investment restriction as stipulated by the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2024 version).

(6)	Material Contracts. To the best of our knowledge after due and reasonable inquiries, (i) each of the Material Contracts as listed in Appendix B is governed by PRC Laws, has been duly authorized, executed and delivered by the relevant PRC Companies; (ii) each such PRC Companies had the corporate power and capacity to enter into and to perform its obligations under such Material Contracts; (iii) each of the Material Contracts constitutes a legal, valid and binding obligation of the parties thereto, enforceable against the parties thereto in accordance with its terms and conditions, except which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of the Material Contracts (either individually or in any combination) by the parties thereto, and the consummation of the transactions contemplated thereunder, do not and will not (i) result in any violation of the business license, articles of association or Governmental Authorizations of any PRC Companies, (ii) result in any violation of or penalty under any PRC Laws or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other Material Contracts, except which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(7)	Title to Property and Leased Assets. Except as disclosed in the Registration Statement, to our best knowledge after due inquiry, (a) each of the PRC Companies, as the case may be, has legal right, power and valid title to legally own, use and lease all of their respective real properties that owned by such PRC Companies as described in the Registration Statement; and (b) each lease agreement in effect to which any of the PRC Companies (except for Zhonglian) is a party has been listed in Appendix C and is duly executed, legally binding and enforceable in accordance with their terms under PRC Laws, except for situations that would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect.

(8)	No Violation. To our best knowledge after due inquiry, except as disclosed in the Registration Statement, none of the PRC Companies is in breach or violation of or in default, in all material respects, as the case may be, under (a) its articles of association or business license, or (b) any Governmental Authorization which has been obtained by any PRC Companies.

(9)	Proceedings. To our best knowledge after due inquiry, except as disclosed in Appendix E, there is no material legal, governmental, administrative or arbitration proceedings, regulatory or administrative investigations or other governmental decisions, rulings, orders, demands or actions in PRC before any Governmental Agency pending against any PRC Companies, except those would not, individually or in the aggregate, result in a Material Adverse Effect.

Jinghe Legal Opinion

(10)	Dividends. Except as disclosed in the Registration Statement, all dividends and other distributions lawfully declared and payable on the equity interests of any of the PRC Companies in Renminbi are freely payable under the PRC Laws, and in the case of any PRC Companies that is a foreign investment enterprise, may be payable in foreign currency and freely transferred out of the PRC without the necessity of obtaining any Governmental Authorization, provided that the remittance of such dividends outside of the PRC complies with the procedures required by PRC Laws relating to foreign exchange and any applicable withholding taxes are duly paid.

(11)	Intellectual Property Rights. To our best knowledge after due inquiry, each of the PRC Companies, as the case may be, is the registered owner of the Intellectual Property Rights purported to be owned by such PRC Companies and owns or has a valid right to use the Intellectual Property Rights which are listed in Appendix D, except for situations that would not have, individually or in aggregate, a Material Adverse Effect. To our best knowledge after due inquiry and as confirmed by the Company, none of the PRC Companies has received any notice of infringement of asserted rights of others with respect to any intellectual property rights of any third party in the PRC.

(12)	Labor. To our best knowledge after due inquiry, except as disclosed in the Registration Statement, no material labor dispute, work stoppage, or other conflict with the employees of the PRC Companies exists, except for situations that would not have, individually or in aggregate, a Material Adverse Effect.

(13)	Foreign Exchange Registration. Except as disclosed in the Registration Statement, to our best knowledge after due inquiry, Zhibao China, as a wholly foreign owned entity, has completed foreign exchange registration required under the applicable PRC Laws and are in compliance with the SAFE Rules. To our best knowledge after due inquiry, as the date of this Opinion, all of Zhibao China’s beneficial owners, who are PRC residents and are required to make the Circular 37 Registration have completed such registration with the relevant governmental authority. To our best knowledge after due inquiry, as the date of this Opinion, all of Zhibao China’s beneficial owners, who are PRC institutions and are required to make the overseas direct investment registration have completed such registration with the relevant governmental authority.

(14)	Trial Measures. Pursuant to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (“Trial Measures”), any follow-on offering, by a PRC domestic company that has completed its initial public offerings or listings in an overseas market, including issuance of shares, warrants, convertible notes, exchangeable notes and preferred shares, shall be subject to filing requirement within three business days after the completion of the offering. In addition, the Trial Measures provide that where a change of control occurs following an issuer’s overseas offering and listing, the issuer shall report to the CSRC within three business days from the date of the relevant change and public announcement. Zhibao China will file with and report to the CSRC in connection with this Offering within the period regulated by the CSRC.

Jinghe Legal Opinion

(15)	Virtual Currency-Related Activities. Pursuant to No. 42 Document, virtual currency-related activities in mainland China are broadly prohibited, and the Document provides that domestic entities and the overseas entities they control shall not issue virtual currencies overseas without approval, and that overseas entities and individuals shall not illegally provide virtual currency-related services to domestic entities in any form. Under the PIPE SPA, the Selling Shareholders pay the consideration for the PIPE Units in Bitcoin, a virtual currency as defined under the No.42 Document. Although the PIPE Units are traditional securities and warrants, the use of Bitcoin as consideration creates a direct nexus between the Offering and the virtual currency regulatory framework. Given the Company is an offshore entity operating primarily through PRC Companies, PRC regulatory authorities may broadly interpret the Offering as falling within the scope of the No.42 Document. If so, the Company and/or PRC Companies could face administrative penalties, including fines, suspension of business, and revocation of business licenses, as well as criminal liability under the PRC Criminal Law.

(16)	Cybersecurity. The Company has applied for and completed a cybersecurity review with respect to its initial public offering closed on April 3, 2024. Pursuant to the Cybersecurity Review Measures, the Company is not required to do the cybersecurity review for this Offering.

(17)	Taxation. The statements set forth under the caption “Taxation” in the Registration Statement insofar as they constitute statement of PRC tax law, are accurate in all material respects and that such statements constitute our opinion. We do not express any opinion herein concerning any law other than PRC tax law.

(18)	Submission to Jurisdiction. The choice of law provisions set forth in the Securities Purchase Agreement do not contravene PRC Laws and will be upheld by the courts of the PRC subject to duly completion of relevant procedure under PRC Laws; the Company can sue and be sued in its own name under the PRC Laws. The irrevocable submission of the Company to the jurisdiction of the state and federal courts located in the City of New York, Borough of Manhattan (“New York Court”), the waiver by the Company of any objection to the venue of a proceeding, and the agreement of the Company that the Securities Purchase Agreement be construed in accordance with and governed by the internal laws of the State of New York are valid and legal under PRC Laws and will be recognized by PRC courts subject to the due completion of procedure under PRC Laws; service of process effected in the manner set forth in the Securities Purchase Agreement will be effective to confer jurisdiction over the subsidiaries, assets and property of the Company in the PRC; and any judgment obtained in a New York Court arising out of or in relation to the obligations of the Company under the Securities Purchase Agreement will be recognized by PRC courts, subject to the conditions described under the caption “Enforceability of Civil Liabilities” in the Registration Statement.

(19)	Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are primarily provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocal arrangements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments as the date hereof. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of the PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

(20)	Statements in Registration Statement. The statements in the Registration Statement under the headings “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Corporate History and Structure”, “Taxation”, “Our Business” and “Regulation” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion) to the extent that they constitute matters of PRC Laws or description of documents, agreements or proceedings governed by the PRC Laws, fairly reflect the matters purported to be summarized therein in all material aspects, and nothing has been omitted from such statements which would make such statements misleading in any material respect.

Jinghe Legal Opinion

D. Limitations and Qualifications

(1)	The opinions expressed above are based on Documents and our interpretations of the PRC Laws, which, in our experience, are applicable. We note, however, that the laws and regulations in China have been subject to substantial and frequent revision in recent years. We cannot assure that any future interpretations or amendments of the PRC laws and regulations by relevant authorities,administrative pronouncements, or court decisions, or future positions taken by these authorities would not adversely impact or affect the opinions set forth in this Opinion.

(2)	This Opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws or the interpretations by competent PRC courts or govenunent authorities of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(3)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with fonnulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

(4)	Our above opinions are also subject to the qualifications that they are confined to and given on the basis of the published and publicly available PRC Laws effective as of the date hereof.

(5)	Except as otherwise specified herein, this Opinion has been prepared solely for your use and may not be quoted in whole or in part or otherwise referred to in any documents, or disclosed to any third party, or filed with or furnished to any Governmental Agency, or other party without the express prior written consent of us.

(6)	We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Jinghe Law Firm

/s/ Jinghe Law Firm

Jinghe Legal Opinion

Appendix A

List of the PRC Companies

PRC Companies
Zhibao Technology Co., Ltd. (致保科技有限公司in Chinese)
Shanghai Anyi Network Technology Co., Ltd. (上海安逸网络科技有限公司 in Chinese)
Sunshine Insurance Brokers (Shanghai) Co., Ltd. (阳光保险经纪（上海）有限公司in Chinese)
Shanghai Zhibao Health Management Co., Ltd. (上海致保健康管理有限公司in Chinese)
Shanghai Zhizhongbao Enterprise Management Co., Ltd. (上海致众保企业管理有限公司 in Chinese)
Shanghai Zhibao Yingshi Health Technology Co., Ltd. (上海致保英仕健康科技有限公司 in Chinese)
Zhonglian Jinan Insurance Brokers Co., Ltd. (中联金安保险经纪有限公司 in Chinese)

Jinghe Legal Opinion

Appendix B

List of Material Contracts

No.	Name of Contract	Name of Group Company	Name of Counter Party	Execution Date
1	技术服务及推广服务服务 采购协议	Shanghai Anyi	南京市智慧医疗投资运营服务 有限公司	November 1, 2023
2	互联网保险经纪业务合作 协议	Sunshine Insurance Brokers	太平财产保险有限公司	January 1, 2023
3	互联网保险经纪业务合作 补充协议	Sunshine Insurance Brokers	太平财产保险有限公司	December, 2023
4	泉州市 “泉家保“普惠型 家庭综合保险共保协议	Sunshine Insurance Brokers	中国人民财产保险股份有限公 司泉州市分公司等	December 17, 2023
5	联合经纪合作协议	Sunshine Insurance Brokers	全联保险经纪有限公司	February 5, 2024
6	联合经纪补充协议	Sunshine Insurance Brokers	全联保险经纪有限公司	February 5, 2024
7	联合经纪战略合作协议	Sunshine Insurance Brokers	亚泰保险经纪有限责任公司	January 1, 2024
8	互联网保险经纪业务合作 协议	Sunshine Insurance Brokers	中国平安财产保险股份有限公 司上海分公司	March 30, 2024
9	保险经纪业务合作协议	Sunshine Insurance Brokers	中国平安财产保险股份有限公 司上海分公司	August 29, 2023
10	第三方管理服务合作协议	Zhibao China	Key Insurer A	February 10, 2023
11	商业健康保险项目合作协 议	Sunshine Insurance Brokers	Key Insurer B	December 2023
12	综合品牌服务采购协议	Sunshine Insurance Brokers	Key Insurer C	January 1, 2024
13	Share Purchase Agreement	Zhibao China	Xuegeng Zhao, Qin’er Ye, Zhonglian Jinan Insurance Brokers Co., Ltd.	July 2, 2025
14	合作框架协议	Zhibao China	上海杏涛网络科技有限公司、 季春晖	September 1, 2025
15	股东协议	Zhibao China	上海红砥智能科技有限公司	August 7, 2026

Jinghe Legal Opinion

Appendix C

List of Lease Agreement

No.	Located Address	Lessor	Area (m²)	Duration of Leasehold	Use of Leasehold
1	上海市浦东新区五星路 727弄汇公馆6号楼3层 （Sunshine Insurance Brokers承租）	上海吉树企业营 销策划有限公司	1,143.32	2024.11.01- 2027.10.31	办公
2	中国（上海）自由贸易 试验区临港新片区新杨 公路860号10幢（Zhibao China承租）	上海临港奉贤经 济发展有限公司	-	2022.08.16- 2042.08.05	企业注册
3	上海市张江高科技园区 郭守敬路498号8幢19号 楼3层（Shanghai Anyi承 租）	上海浦东软件园 股份有限公司	-	2025.10.01- 2026.09.30	办公
4	上海市张江高科技园区 郭守敬路498号8幢19号 楼3层（Zhibao Health承 租）	上海浦东软件园 股份有限公司	-	2025.10.01- 2026.09.30	办公
5	上海市张江高科技园区 郭守敬路498号8幢19号 楼3层（Zhizhongbao承 租）	上海浦东软件园 股份有限公司	-	2025.02.01- 2027.01.31	办公
6	北京市朝阳区高碑店乡 高碑店村民俗文化街 1700号D座208室 （Sunshine Insurance Brokers Beijing Branch承 租）	北京美盛格科技 开发有限公司	83.00	2025.07.10- 2026.07.09	办公
7	山东省济南市经十路 12111号中润世纪中心3 号楼6层603房间 （Sunshine Insurance Brokers等承租）	济南国商园区运 营管理有限公司	205.68	2026.01.01- 2026.12.31	办公
8	山东省临沂市兰山区柳 青街道上海路IEC国际企 业中心520、521号 （Sunshine Insurance Brokers Shandong Linyi Branch承租）	周浩	246.46	2025.07.01- 2026.06.30	办公

Jinghe Legal Opinion

9	深圳市罗湖区宝安北路 华润置地笋岗中心大厦 T1栋14层1402号 （Sunshine Insurance Brokers Shenzhen Branch 承租）	圣德风控科技 （深圳）有限公 司	294.43	2026.01.01- 2027.12.31	办公
10	云南省昆明市西山区水 昌街道众安白马御府9栋 414室（Sunshine Insurance Brokers Yunnan Branch承租）	郭帆	55.00	2025.12.05- 2027.12.04	办公
11	浙江省杭州市余杭区高 教路970-1号4号楼316室 （Sunshine Insurance Brokers Zhejiang Branch承租）	轻工业杭州机电 设计研究院有限 公司	62.47	2026.05.01- 2027.04.30	办公
12	广东省广州市番禺区南 村镇汉溪大道东388号四 海城商业广场4栋630- 631房（Sunshine Insurance Brokers Guangdong Branch承 租）	李慧霞	119.2146	2025.12.01- 2026.09.30	办公
13	黑龙江省哈尔滨市香坊 区中山路122号907、908 （Sunshine Insurance Brokers Heilongjiang Branch承租）	黑龙江省天正粮 油食品进出口股 份有限公司	62.00	2025.12.21- 2026.12.20	办公
14	江苏省南京市建邺区江 东中路106号2104室-1 （Sunshine Insurance Brokers Jiangsu Branch承 租）	桑葚企业管理 （江苏）有限公 司	90.00	2025.12.01- 2026.11.30	办公

Jinghe Legal Opinion

Appendix D

List of Intellectual Property Rights

1. Trademarks

No.	Trademark No.	Trademark	Registrant	Registration Date	Class	Status
1	37690651		Zhibao China	2020.02.28	9, 42	Registered
2	37693002		Zhibao China	2020.03.07	9, 42	Registered
3	44512692		Zhibao China	2020.11.28	9, 36, 42	Registered
4	48827849A		Zhibao China	2021.04.21	9, 36, 42	Registered
5	47922632A		Zhibao China	2021.07.21	9, 42	Registered
6	61627114		Zhibao China	2022.06.14	9, 36, 42	Registered
7	61640197		Zhibao China	2022.06.14	9, 36, 42	Registered
8	61643846		Zhibao China	2022.06.21	9, 42	Registered
9	72784924A		Zhibao China	2024.02.07	9, 36, 42	Registered
10	79530988		Zhibao China	2025.03.07	9 ,36 ,42	Registered
11	84566913		Zhibao China	2025.12.14	9, 36, 42	Registered
12	25552735		Shanghai Anyi	2018.10.28	9, 42	Registered
13	26070494A		Shanghai Anyi	2018.11.07	9, 36, 42	Registered
14	40628381A		Shanghai Anyi	2020.04.21	9, 36, 42	Registered
15	26150152A		Shanghai Anyi	2018.11.07	9, 36, 42	Registered
16	26175449A		Shanghai Anyi	2019.03.21	9, 42	Registered
17	26162570A		Shanghai Anyi	2019.01.14	9	Registered
18	31031460A		Shanghai Anyi	2019.06.28	9, 42	Registered

Jinghe Legal Opinion

19	30560384A	Shanghai Anyi	2019.03.21	9, 36, 42	Registered
20	26160479	Shanghai Anyi	2018.09.28	9, 36, 42	Registered
21	57472452A	Shanghai Anyi	2022.03.07	9, 42	Registered
22	64974639	Zhonglian	2022.11.21	36	Registered
23	69183212	Zhonglian	2023.07.07	36	Registered

2. Copyrights

(1) Computer Software Copyrights

No.	Name of Copyright	Registration No.	Registrant	Date of Publishment/ Registration Date
1	致保派单软件V1.0	2020SR0558260	Zhibao China	2019.09.02
2	致保条款标注及知识图谱自动生成 工具软件V1.0	2020SR0558250	Zhibao China	2020.01.10
3	致保灾害民生综合保险运营平台软 件V1.0	2020SR0834994	Zhibao China	2019.12.30
4	致保活动运营平台软件V1.0	2020SR0853055	Zhibao China	2019.12.21
5	致保报表中心软件V1.0	2021SR0492631	Zhibao China	N/A
6	致保电销业绩管理TSR端软件V1.0	2021SR0492602	Zhibao China	2020.01.09
7	致保电销业绩管理运营端软件V1.0	2021SR0488300	Zhibao China	2020.01.09
8	致保渠道中心管理软件V1.0	2021SR0842099	Zhibao China	2020.12.4
9	致保综合运营平台软件V2.0	2021SR0850170	Zhibao China	2019.07.09
10	致保条款标注及知识图谱自动生成 工具软件V2.0	2021SR0859234	Zhibao China	2020.07.10
11	致保灾害民生综合保险运营平台软 件V2.0	2021SR1470694	Zhibao China	2020.07.20
12	致保保险产品中心软件V1.0	2021SR1461861	Zhibao China	2020.12.17
13	致保活动运营平台软件V2.0	2021SR1470695	Zhibao China	2020.05.27
14	致保保险经纪人软件V1.0	2021SR1793000	Zhibao China	N/A
15	致保保险经纪协同交付软件V1.0	2022SR0974892	Zhibao China	2020.07.17

Jinghe Legal Opinion

16	致保智能保顾运营平台软件V1.0	2022SR0974891	Zhibao China	2021.04.01
17	经纪公司用印申请系统V1.06	2017SR562282	Shanghai Anyi	2017.07.07
18	借款人意外险专用投保系统V1.0.5	2018SR694377	Shanghai Anyi	2018.05.02
19	旅游险通用投保系统V1.0.5	2018SR694378	Shanghai Anyi	2017.05.08
20	智能保顾重大疾病测试系统V1.1.1	2018SR694376	Shanghai Anyi	2017.05.23
21	智能保顾可定制化问答系统V1.1.2	2018SR694379	Shanghai Anyi	2017.05.17
22	智能保顾智能问答系统V1.1.1	2018SR929043	Shanghai Anyi	2018.07.09
23	电器安维综合险专用投保系统 V2.0.0	2018SR929048	Shanghai Anyi	2018.07.18
24	配送员意外险专用投保系统V1.1.0	2018SR929046	Shanghai Anyi	2018.07.20
25	经纪公司通用业务管理系统V1.3	2018SR1002920	Shanghai Anyi	2018.07.26
26	特定渠道推广系统V2.4.0	2018SR929042	Shanghai Anyi	2018.06.08
27	通用理赔系统V2.1.2	2018SR929047	Shanghai Anyi	2018.02.01
28	安逸商保系统V2.1.0	2018SR929049	Shanghai Anyi	2017.01.18
29	逸职保后台管理系统V1.0	2018SR1002899	Shanghai Anyi	2017.04.06
30	综合运营平台V1.5.0	2018SR929044	Shanghai Anyi	2018.02.09
31	通用渠道投保管理系统V1.7.0	2018SR929045	Shanghai Anyi	2017.07.07
32	安逸风险管家渠道投保软件V2.0	2021SR0532568	Shanghai Anyi	2019.08.08
33	安旅保旅游保险平台1.0	2025SR0447582	Zhonglian	2025.03.13
34	中联金安保险综合管理平台V1.0	2022SR0385861	Zhonglian	N/A
35	中联金安“惠民保”平台1.0	2025SR0305668	Zhonglian	2025.02.21
36	保中宝保险信息平台（Android 版）V1.2	2018SR168798	Zhonglian	2018.01.01
37	中联金安女性健康公益保险平台 1.0	2025SR0424591	Zhonglian	2025.03.11
38	中联金安销售管理平台 1.0	2025SR0424392	Zhonglian	2025.03.11
39	中联金安医疗保险管理平台 1.0	2025SR0424381	Zhonglian	2025.03.11

Jinghe Legal Opinion

(2) Artwork Copyrights

No.	Name of Copyright	Registration Date	Registration No.	Registrant
1	智能保顾	2018.04.02	国作登字-2018-F-00519017	Shanghai Anyi
2	风险管家	2018.06.11	国作登字-2018-F-00519243	Shanghai Anyi
3	风险管家RISKEYS	2019.03.28	国作登字-2019-F-00744070	Shanghai Anyi
4	盐灯儿	2025.08.21	国作登字-2025-F-00251677	Zhibao China
5	晋小虎	2025.07.23	国作登字-2025-F-00223799	Shanghai Anyi

3. Domain Names

No.	Domain Names	Registration Date	Expiration Date	Registrant
1	a1y.cc	2017.11.30	2025.11.30	Shanghai Anyi
2	airiskeys.com	2017.10.11	2025.10.11	Sunshine Insurance Brokers
3	anyi-tech.com	2015.08.31	2025.08.31	Shanghai Anyi
4	anyitech.ltd	2017.06.02	2026.06.02	Shanghai Anyi
5	itechsunshine.com	2017.06.05	2026.06.05	Sunshine Insurance Brokers
6	riskeys.com	2015.08.31	2025.08.31	Sunshine Insurance Brokers
7	zhibaohealth.com	2023.09.19	2025.09.19	Zhibao China
8	zhibao-tech.com	2019.09.02	2025.09.02	Zhibao China
9	zhongjunan.com	2017.04.25	2026.04.25	Sunshine Insurance Brokers
10	zljans.com	2019.04.09	2026.04.09	Zhonglian
11	z1j.co	2025.04.10	2026.04.10	Zhonglian
12	zljan.com	2019.04.09	2026.04.09	Zhonglian
13	zljagroup.com	2015.01.20	2027.01.20	Zhonglian

Jinghe Legal Opinion

Appendix E

Legal Proceedings

As of the date of this Opinion, the PRC Companies have the following material on-going legal proceedings in China:

Zhibao China vs. Taiping General Insurance Company Limited (“Taiping Insurance”)

On June 3, 2024, Zhibao China, the plaintiff, filed a lawsuit at Shenzhen Futian District People’s Court against Taiping Insurance, in connection with the breach of contract pursuant to Third Party Management Service Cooperation Agreements. In this lawsuit, Zhibao China requested Taiping Insurance to repay management service fees of RMB 11,053,754.69, together with a penalty of approximately RMB 99,740 and case acceptance fees, litigation preservation fees pursuant to such Third Party Management Service Cooperation Agreements. On November 10, 2025, the Shenzhen Futian District People’s Court rendered its judgement of first instance (at the trial court level) ordering Taiping Insurance to pay Zhibao China, management service fees of RMB 11,053,754.69 and overdue-interest within ten days of the judgment’s effective date. The interest is to be calculated (i) on RMB 7,683,325.10 from February 2, 2024 and (ii) on RMB 3,370,429.59 from August 14, 2024, in each case at the one-year Loan Prime Rate published by the National Inter-bank Funding Center, until the date of actual payment. Taiping Insurance has filed an appeal at Shenzhen Intermediate People’s Court. As of the date of this opinion, the case is still pending.

Zhonglian vs. Hangzhou Fuxiaoyun Technology Co., Ltd. (“Fuxiaoyun”)

On July 20, 2025, Zhonglian, as the plaintiff, filed a lawsuit at Ningbo Yinzhou District People’s Court against Fuxiaoyun, alleging breach of contract under a recommendation and consulting service agreement. In this action, Zhonglian seeks compensation from Fuxiaoyun for losses amounting to RMB 695,633.11, plus interest calculated at the annual LPR on the principal sum of RMB 695,633.11 from the date of filing until the date Fuxiaoyun fully settles the payment. Additionally, Zhonglian claims attorney’s fees of RMB 30,000 and all associated litigation costs. As of the date of this opinion, the case remains pending.

Lianren Health Medical Big Data Technology Co., Ltd. (“Lianren Health”) vs. Sunshine Insurance Brokers

On January 26, 2026, Lianren Health Medical Big Data Technology Co., Ltd. (“Lianren Health”) filed a lawsuit at Shanghai Pudong New Area People’s Court against Sunshine Insurance Brokers, in connection with the defendant’s outstanding service fees under an Internet Insurance Marketing and Promotion Cooperation Agreement. In this lawsuit. Lianren Health requested Sunshine Insurance Brokers to repay service fees of RMB 2,024,764.89, together with liquidated damages for overdue payment calculated from July 22, 2023 at a daily rate of 0.01% based on the principal amount of RMB 2,024,764.89 (provisionally RMB 187,290.75 as of January 31, 2026, totaling 925 days overdue) , and all litigation costs including court fees, appraisal fees (if any), and preservation fees. As of the date of this opinion, the case is still pending.

Jinghe Legal Opinion

Shanghai Qibao Technology Co., Ltd vs. Sunshine Insurance Brokers

On March 7, 2026, Shanghai Qibao Technology Co., Ltd., the plaintiff, filed a lawsuit at Shanghai Pudong New Area People’s Court against Sunshine Insurance Brokers, in connection with a service contract dispute arising from the Internet Insurance Marketing and Promotion Entrusted Cooperation Agreement and Supplementary Agreement (I) executed by and between the parties on February 15, 2022. In this lawsuit, the plaintiff requested the court to order Sunshine Insurance to (i) pay service fees in the amount of RMB 605,815.42; (ii) Pay capital occupancy fees in the amount of RMB 180,189.66 (calculated based on the Loan Prime Rate published by the National Inter-bank Funding Center from August 1, 2022, provisionally calculated until March 10, 2026); (iii) compensate for tax losses in the amount of RMB 22,817; and (iv) bear the case acceptance fees and preservation fees. On March 27, 2026, the plaintiff filed an application for property preservation with the court, requesting to freeze the bank deposits of Sunshine Insurance Brokers in the amount of RMB 808,822.08 or to seize and detain its other properties of equivalent value. On March 30, 2026, the Shanghai Pudong New Area People’s Court issued a ruling, ordering the freezing of Sunshine Insurance Brokers’s bank deposits in the amount of RMB 808,822.08, or the sealing and seizure of its assets of corresponding value. As of the date of this opinion, the case is still pending.

Ant Insurance Agency Co., Ltd. (“Ant Insurance Agency”) vs. Sunshine Insurance Brokers and Zhibao China

In September 2025, Ant Insurance Agency, the plaintiff, filed a lawsuit at the Hangzhou Xihu District People’s Court against Sunshine Insurance Brokers and Zhibao China in connection with an insurance cooperation contract dispute. In this lawsuit, the plaintiff requested the court to order (i) Sunshine Insurance Brokers to pay insurance agency fees in the amount of RMB 214,069.02; (ii) Sunshine Insurance Brokers to pay liquidated damages in the amount of RMB 139,182.99 (provisionally calculated up to September 10, 2025, and thereafter calculated at an annual rate of 24% on the basis of the unpaid agency fees of RMB 214,069.02 until actual payment); (iii) Sunshine Insurance Brokers to compensate for attorneys’ fees in the amount of RMB 20,000 and property preservation insurance premium in the amount of RMB 800; (iv) Zhibao China to bear joint and several liability for the debts owed by Sunshine Insurance Brokers under items (i), (ii) and (iii) above; and (v) the defendants to bear the case acceptance fees, preservation fees and all other litigation costs. The total amount claimed by the plaintiff was RMB 374,052.01.The plaintiff filed an application for property preservation with the court. The Hangzhou Xihu District People’s Court issued a Notice of Property Preservation Matters, ordering (1) the freezing of the bank accounts of Zhibao China in the amount of RMB 374,052, and (2) the freezing of the bank accounts of Sunshine Insurance Brokers in the amount of RMB 40,598.30, in each case until October 30, 2026. As of the date of this opinion, the case is still pending.

Jinghe Legal Opinion

Sunshine Insurance Brokers vs. China Pacific Property Insurance Co., Ltd. Ningbo Branch (“China Pacific Ningbo”)

In June 2026, Sunshine Insurance Brokers, the plaintiff, filed a lawsuit at the Ningbo Haishu District People’s Court against China Pacific Ningbo, in connection with a contract dispute arising from the Insurance Brokerage Business Cooperation Agreement executed by and between the parties. In this lawsuit, the plaintiff requested the court to order the defendant to (i) pay brokerage fees in the amount of RMB 490,051.07; (ii) pay liquidated damages in the amount of RMB 161,275.80 (calculated at the rate of 0.3‰ per day from June 19, 2023, provisionally calculated up to June 20, 2026, and continuing until full payment of the brokerage fees); and (iii) bear the case acceptance fees. The total amount claimed by the plaintiff was RMB 651,326.87.As of the date of this opinion, the case is still pending.

Zhibao China vs. Zhao Xuegeng and Ye Qiner (with Zhonglian as a Third Party)

In July 2026, Zhibao China filed a lawsuit at the Ningbo Beilun District People’s Court against Zhao Xuegeng and Ye Qiner, with Zhonglian as a third party, in connection with an equity acquisition dispute arising from the Equity Acquisition Agreement and related agreements concerning Zhonglian. In this lawsuit, the plaintiff requested the court to order the defendants to (i) jointly return the equity transfer payment in the amount of RMB 9,150,000 already paid by the plaintiff; (ii) jointly pay liquidated damages in the amount of RMB 915,000, equal to 10% of the purchase price already paid by the plaintiff; (iii) jointly compensate for capital loss at the rate of 1.69 times the LPR from July 15, 2026 until full return of the equity transfer payment (provisionally calculated up to July 28, 2026 as RMB 16,752.12 for the purpose of calculating case acceptance fees); (iv) jointly compensate for attorneys’ fees in the amount of RMB 383,070; and (v) bear the case acceptance fees and litigation preservation fees. The total amount claimed by the plaintiff was RMB 10,464,822.12. As of the date of this opinion, the case is still pending.